Exhibit 99.4

CONSENT TO REFERENCE IN PROSPECTUS

February 20, 2024

NeOnc Technologies Holdings, Inc.

8335 Sunset Boulevard. Ste. 240

Los Angeles, CA 90069

NeOnc Technologies Holdings, Inc. (the “Company”) is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence following the consummation of the initial public offering as described in the prospectus.

Sincerely,

/s/ Bader Al Monawer
Bader Al Monawer